MOVIE GALLERY REPORTS RESULTS
              FOR THE 2006 FOURTH QUARTER AND FULL YEAR

DOTHAN, Ala., March 19, 2007 -- Movie Gallery, Inc. (Nasdaq: MOVI) today reported results for the fourth quarter and full year ended December 31, 2006.

2006 and Recent Highlights

The Company has achieved a number of important objectives that significantly improve Movie Gallery's overall financial strength and enhance its prospects for success, including:

 - Completed the refinancing of its senior secured credit facility, strengthening the Company's capital structure, providing greater liquidity and reducing annualized cash interest expense.

 - Acquired MovieBeam, which provides the Company with a compelling technology platform to enable digital content delivery and drive future revenue growth.

 - Reduced capital spending in 2006 by opening only 123 new stores, most of which were already in the pipeline.

 - Closed 230 underperforming stores and stores that had overlapping trade areas during 2006. In order to maximize free cash flow, the Company plans to curtail new store openings over the next several years.

 - Announced a real estate optimization strategy to better manage store leases and sales floor space. These real estate projects are long term in nature and Movie Gallery expects the bulk of the financial benefits to be realized in 2008 and beyond.

Fourth Quarter Results

For the fourth quarter of 2006 Movie Gallery's total revenues were $663.3 million, a decrease of 1.9% from $676.4 million in the fourth quarter of 2005. Same-store total revenues for the fourth quarter decreased 2.9% from the fourth quarter of 2005. During the quarter, same-store total revenues were relatively flat at negative 0.3% at Movie Gallery branded stores and negative 4.1% at Hollywood branded stores.

The Company's operating income for the 2006-fourth quarter increased to $18.7 million as compared to an operating loss of $514.0 million in the same period last year. Included in operating income for the fourth quarter of 2006 is $8.6 million of charges related to store closures, professional fees associated with the Company's continued restructuring efforts and stock
compensation expense.   Specifically, $3.0 million is related to charges
associated with the planned closure of domestic store locations and $1.5 is related to the elimination of the Company's Mexico operations. In addition, $3.1 million is attributable to professional advisory fees incurred in conjunction with the Company's strategic planning and balance sheet restructuring efforts and $1.0 million pertains to stock-based compensation.

Net loss for the fourth quarter totaled $15.1 million or $0.47 per share as compared to a net loss of $546.5 million or $17.25 per share in the 2005 fourth quarter.

Adjusted EBITDA, which is defined as operating income plus depreciation, amortization, non-cash stock compensation, and special items, less purchases of rental inventory, increased by 36% during the 2006 fourth quarter to $45 million from $33 million in the fourth quarter of 2005. Reconciliations of non-GAAP financial measures are provided in the financial schedules accompanying this press release.

Full Year 20006 Results

For fiscal 2006, Movie Gallery's total revenues were $2.5 billion, an increase of 25% from $2.0 billion in the fiscal 2005. In fiscal 2005, Movie Gallery's total revenues included revenues for 36 weeks of the Company's wholly-owned subsidiary, Hollywood Entertainment Corporation ("Hollywood"), which was acquired on April 27, 2005. Total revenues in 2006 were comprised of $871 million from Movie Gallery, $1.35 billion from Hollywood Video and $325 million from Game Crazy.

Same-store total revenues for fiscal 2006 decreased 3.7% from the prior year. For fiscal 2006 same-store total revenues at our Movie Gallery branded stores were relatively flat at negative 0.1% and were negative 5.4% at our Hollywoodbranded stores.

Operating income for the 2006 fiscal year improved to $96.3 million compared to an operating loss of $476.4 million for the previous fiscal year. Included in operating income for the full year 2006 is $43.2 million of charges related to rental amortization changes, accounting for asset retirement obligations, store closures, the Company's continued restructuring efforts and stock compensation expense. Specifically, $11.3 million is related to changes in the book value associated with revenue-sharing DVD movies and the acceleration of the rental amortization of games at the Movie Gallery segment, $7.3 million is related to the Company's asset retirement obligations in accordance with SFAS 143, $9.6 million is related to planned domestic store closures and $1.5 million is related to the elimination of Movie Gallery's Mexico operations. In addition, $7.7 million is attributable to professional advisory fees incurred in conjunction with the Company's strategic planning and balance sheet restructuring efforts, $2.7 million is related to fees incurred in connection with the 2006 amendment of Movie Gallery's previous credit facility and $3.1 million pertains to stock-based compensation.

Net loss for the fiscal year was $25.7 million or $0.81 per share as compared to a net loss of $552.7 million or $17.53 per share for the 2005 fiscal year.

The Company generated Adjusted EBITDA of approximately $255 million in 2006, which was relatively flat with Movie Gallery's 2005 pro forma Adjusted EBITDA (giving effect to the Hollywood acquisition as if it had occurred on January 1, 2005) of $257 million. Reconciliations of non-GAAP financial measures are provided in the financial schedules accompanying this press release.

At the end of its fiscal year, December 31, 2006, Movie Gallery had total cash and availability under its old revolving credit facility of $69 million. On March 9, 2007, the Company announced that it has a new $900 million senior secured credit facility comprised of:

 -  a $100 million revolving credit facility;
 -  a $600 million first lien term loan;
 -  a $175 million second lien term loan; and,
 -  a $25 million synthetic letter of credit facility.

Today, the Company's total cash and availability under the new revolving credit facility is more than $111 million.

Management's Commentary

Thomas Johnson, Executive Vice President and Chief Financial Officer, said, "With our new credit facility in place, Movie Gallery has the solid capital structure and enhanced liquidity we need to grow our business and return to profitability. Our strong cash flow and reduced interest expense will also allow us to invest prudently in compelling strategic opportunities, such as our recent acquisition of MovieBeam. We will continue to pursue our ongoing operational improvement initiatives, which include real estate optimization strategies and lower capital spending. We believe we can realize substantial cost savings while pursuing other cash generation opportunities that will significantly enhance value for all Movie Gallery shareholders."

"This is an exciting time and an inflection point in the history of our company," said Joe Malugen, Chairman, President and Chief Executive Officer. "Our stores provide solid cash flow and are the foundation of our business, but increasingly we expect that technology will allow us to offer new and different options for Movie Gallery customers. Our acquisition of substantially all of the assets, technology, network operations, and customers of MovieBeam gives us access to an innovative platform that we expect to drive future revenue growth and diversification. We have completed our refinancing transaction and made significant progress in reducing costs and I look forward to providing updates on our continued progress in 2007."

Conference Call Information

Management will have a conference call today (March 19, 2007) at 11:00 a.m. Eastern Time to discuss the quarterly and full year financial results. To listen to the conference, please call 1-877-340-MOVI ten minutes prior to the scheduled start time and reference passcode MOVIE GALLERY. The call may also be accessed on the Investor Relations section of the Company's website at: www.moviegallery.com.

A replay of the call can be accessed by dialing 1-877-919-4059, replay passcode 97783990 beginning immediately after the call on March 19, 2007 and continuing through May 19, 2007. The conference call webcast will also be archived on the Investor Relations section of the web site.

About Movie Gallery

Movie Gallery is the second largest North American video rental company with over 4,600 stores located in all 50 U.S. states and Canada operating under the brands Movie Gallery, Hollywood Video and Game Crazy. The Game Crazy brand represents 633 in-store departments and 17 free-standing stores serving the game market in urban locations across the United States. Since Movie Gallery's initial public offering in August 1994, the Company has grown from 97 stores to its present size through acquisitions and new store openings. For more information about the Company, please visit our website at: www.moviegallery.com.

Forward Looking Statements

To take advantage of the "safe harbor" provisions of the Private Securities Litigation Reform Act of 1995, you are hereby cautioned that this release contains forward-looking statements, including statements regarding the Company's plans and intentions for the Company's expected liquidity and interest expense under its new senior secured credit facility, plans regarding new technologies, such as MovieBeam, and other strategies, operational improvement initiatives and other cost reducing measures, new store openings, and the Company's financial prospects for future periods, that are based upon the Company's current intent, estimates, expectations and projections and involve a number of risks and uncertainties. Various factors exist which may cause results to differ from these expectations. These risks and uncertainties include, but are not limited to, risks related to the integration of acquisitions generally and the risk factors that are discussed from time to time in the Company's SEC reports, including, but not limited to, the Company's annual report on Form 10-K for the fiscal year ended December 31, 2006. The Company undertakes no obligation to update any forward-looking statements, whether as a result of new information, future events, or otherwise.

Contacts

Analysts and Investors: Michelle K. Lewis, Movie Gallery, Inc., 503-570-1950
Media: Andrew B. Siegel of Joele Frank, Wilkinson Brimmer Katcher, 212-355-4449 ext. 127

                             - tables follow -


                               Movie Gallery, Inc.
                      Consolidated Statements of Operations
               (Unaudited, in thousands, except per share amounts)


                            Thirteen Weeks Ended        Fiscal Year Ended
                           ----------------------   -----------------------
                           January 1, December 31,  January 1,  December 31,
                              2006        2006         2006         2006
                           ---------  -----------   ----------  -----------
Revenue:
  Rentals                   $ 520,396   $ 490,497   $1,630,058   $2,030,251
  Product sales               155,969     172,794      357,269      511,682
                            ---------   ---------    ---------    ---------
Total revenue                 676,365     663,291    1,987,327    2,541,933

Cost of sales:
  Cost of rental revenue      157,714     156,848      502,873      626,918
  Cost of product sales       130,004     135,480      271,900      384,933
                            ---------   ---------    ---------    ---------
Gross profit                  388,647     370,963    1,212,554    1,530,082


Operating costs and expenses:
 Store operating expenses     336,527     305,866    1,027,119    1,250,799
 General and administrative    37,045      45,300      130,059      180,153
 Amortization of intangibles    1,147         696        3,865        2,838
 Impairment of goodwill       522,950           -      522,950            -
 Impairment of other
   intangibles                  4,940           -        4,940            -
 Other (income) expense             -         391            -          (43)
                             --------    --------    ---------    ---------
Operating income (loss)      (513,962)     18,710     (476,379)      96,335

Interest expense, net         (27,100)    (31,079)     (68,529)    (120,410)
Write-off of bridge
 financing costs                    -           -       (4,234)           -
Equity in losses of
 unconsolidated entities            -           -         (806)           -
                             --------    --------    ---------    ---------
Loss before income taxes     (541,062)    (12,369)    (549,948)     (24,075)
Income taxes                    5,413       2,692        2,792        1,645
                             --------    --------    ---------    ---------
Net loss                    $(546,475)  $ (15,061)   $(552,740)   $ (25,720)
                             ========    ========    =========    =========

Net loss per share:
   Basic                    $  (17.25)   $  (0.47)   $  (17.53)   $   (0.81)
   Diluted                  $  (17.25)   $  (0.47)   $  (17.53)   $   (0.81)

Weighted average shares outstanding:
   Basic                       31,685      31,840       31,524       31,800
   Diluted                     31,685      31,840       31,524       31,800

Cash dividends per
 common share               $       -    $      -    $    0.06    $       -



Movie Gallery, Inc.
Unaudited Financial Highlights
and Supplemental Information
(amounts in thousands)

                               Thirteen Weeks Ended       Fiscal Year Ended
                              ----------------------   ----------------------
                              January 1, December 31,  January 1, December 31,
                                 2006        2006         2006       2006
                              ---------  -----------   ---------  -----------

Adjusted EBITDA                $ 33,041   $  45,047    $ 184,644   $ 255,388

Same-store revenues:
Consolidated total                (8.6%)      (2.9%)       (4.7%)      (3.7%)
  - Movie Gallery                 (6.8%)      (0.3%)       (5.7%)      (0.1%)
  - Hollywood                     (9.4%)      (4.1%)       (4.3%)      (5.4%)
Consolidated rental               (9.0%)      (7.0%)       (6.2%)      (5.6%)
  - Movie Gallery                 (9.3%)       0.4%        (6.5%)      (0.5%)
  - Hollywood                     (8.8%)     (11.0%)       (6.0%)      (8.3%)
Consolidated product sales        (7.4%)      10.4%         1.7%        4.1%
  - Movie Gallery                 19.8%       (5.8%)        3.0%        4.2%
  - Hollywood                    (10.6%)      13.1%         1.5%        4.1%

Margin data:
Rental margin                     69.7%       68.0%        69.1%       69.1%
Product sales margin              16.6%       21.6%        23.9%       24.8%
Total gross margin                57.5%       55.9%        61.0%       60.2%

Percent of total revenue:
Rental revenue                    76.9%       73.9%        82.0%       79.9%
Product sales                     23.1%       26.1%        18.0%       20.1%
Store operating expenses          49.8%       46.1%        51.7%       49.2%
General and administrative
 expenses                          5.5%        6.8%         6.5%        7.1%



                                    Fiscal Year Ended
                                --------------------------
                                 January 1,    December 31,
                                   2006           2006
                                ----------     -----------
Cash Flow Data:
Net cash flow provided by
 (used in)operating activities  $  132,135     $   (9,779)
Net cash flow used in
 investing activities           (1,151,212)       (14,912)
Net cash provided by(used in)
 financing activities            1,127,851        (77,765)

Capital Expenditures                58,198         19,620

Balance Sheet Data:
Cash and cash equivalents       $  135,238      $  32,953
Merchandise inventories            136,450        140,614
Rental inventories, net            371,565        339,981
Accounts payable                   236,989         86,380
Long-term obligation,
 including current portion       1,161,229      1,092,455


Store count:
   Beginning of period               2,482          4,749
   New store builds                    288            123
   Stores acquired                   2,138              -
   Stores closed                      (159)          (230)
                                 ---------      ---------
   End of period                     4,749          4,642
                                 =========      =========



Disclosures Regarding Non-GAAP Financial Information

In this press release, we have provided a non-GAAP financial measure, Adjusted EBITDA, which is defined as operating income plus depreciation, amortization, non-cash stock compensation, and special items, less purchases of rental inventory. Adjusted EBITDA is presented as an alternative measure of operating performance that is used in making business decisions, executive compensation, and as an alternative measure of liquidity. It is a widely accepted financial indicator in the home video specialty retail industry of a company's ability to incur and service debt, finance its operations, and meet its growth plans. However, our computation of Adjusted EBITDA is not necessarily identical to similarly captioned measures presented by other companies in our industry. We encourage you to compare the components of our reconciliation of Adjusted EBITDA to operating income and our reconciliation of Adjusted EBITDA to cash flows from operations in relation to similar reconciliations provided by other companies in our industry. Our presentation of net cash provided by operating activities and Adjusted EBITDA treats rental inventory as being expensed upon purchase instead of being capitalized and amortized. We believe this presentation is meaningful and appropriate because our annual cash investment in rental inventory is substantial and in many respects is similar to recurring merchandise inventory purchases considering our operating cycle and relatively short useful lives of our rental inventory. Adjusted EBITDA excludes the impact of changes in operating assets and liabilities. This adjustment eliminates temporary effects attributable to timing differences between accrual accounting and actual cash receipts and disbursements, and other normal, recurring and seasonal fluctuations in working capital that have no long-term or continuing affect on our liquidity. Investors should consider our presentation of Adjusted EBITDA in light of its relationship to operating income and net income in our statements of operations. Investors should also consider our presentation of Adjusted EBITDA in light of its relationship to cash flows from operations, cash flows from investing activities and cash flows from financing activities as shown in our statements of cash flows. Adjusted EBITDA is not necessarily a measure of "free cash flow" because it does not reflect periodic changes in the level of our working capital or our investments in new store openings, business acquisitions, or other long-term investments we may make. However, it is an important measure used internally by executive management of our Company in making decisions about where to allocate resources. Because we use Adjusted EBITDA as a measure of performance and as a measure of liquidity, the tables below reconcile Adjusted EBITDA to both operating income and net cash flow provided by operating activities, the most directly comparable amounts reported under GAAP.



The following table provides a reconciliation of Adjusted EBITDA to operating income:

                         Thirteen Weeks Ended        Fiscal Year Ended
                        -----------------------   -----------------------
                        January 1,  December 31,  January 1,  December 31,
                           2006        2006          2006         2006
                        ----------   ----------   ----------   ----------
Operating income (loss) $ (513,962)  $   18,711   $ (476,379)  $   96,335
Rental amortization         61,123       55,492      213,141      222,751
Rental purchases           (81,950)     (54,708)    (202,085)    (179,954)
Depreciation and
 intangible amortization    31,086       29,090       92,655      108,304
Accretion on asset
 retirement obligations                      80                     3,102
Stock compensation             520        1,009        1,618        3,082
Impairment of goodwill     522,950            -      522,950            -
Impairment of
 intangibles                 4,940            -        4,940            -
Gain on sale of assets        (494)      (4,627)        (494)        (952)
Amendment fees                                                      2,720
Store closure adjustment     7,844            -        7,844            -
Extended viewing fee
 adjustment                    984            -       18,954            -
Transaction bonuses              -            -        1,500            -
                        ----------   ----------   ----------   ----------
Adjusted EBITDA         $   33,041   $   45,047   $  184,644   $  255,388
                        ==========   ==========   ==========   ==========

The following table provides a reconciliation of Adjusted EBITDA to net cash provided by operating activities:

                         Thirteen Weeks Ended         Fiscal Year Ended
                        -----------------------   -----------------------
                        January 1,  December 31,  January 1,  December 31,
                           2006        2006          2006         2006
                        ----------   ----------   ----------  -----------
Net cash provided by
 (used in) operating
 activities             $   83,395   $   25,290   $  132,135   $   (9,779)
Changes in operating
 assets and liabilities    (80,657)     (13,289)     (63,702)     135,561
Investment in base stock
 inventory                   3,798          686       20,367       11,213
Amortization of debt
 issuance cost              (1,424)      (1,709)      (3,659)      (6,661)
Tax benefit of stock
 options exercised           3,301            -            -            -
Deferred income taxes      (16,713)         297       (5,156)         279
Interest expense            27,100       31,079       72,763      120,410
Income taxes                 5,413        2,693        2,792        1,645
Amendment fees                                -                     2,720
Store closure adjustment     7,844            -        7,844            -
Extended viewing fee
 adjustment                    984            -       18,954            -
Transaction bonuses              -            -        1,500            -
Loses for unconsolidated
 entities                        -            -          806            -
                         ---------    ---------    ---------    ---------
Adjusted EBITDA          $  33,041    $  45,047    $ 184,644    $ 255,388
                         =========    =========    =========    =========


We have also provided a pro forma Adjusted EBITDA, which combines the results of Movie Gallery and Hollywood for the full fiscal year ended January 1, 2006, excluding certain merger-related expenses paid by Hollywood prior to the completion of the merger. We believe this presentation is meaningful and appropriate because it provides investors with information regarding our results for fiscal 2005 on a basis that is more comparable to our results for fiscal 2006. The following table provides a calculation of pro forma Adjusted EBITDA to Adjusted EBITDA as reconciled above to operating income:

                                       Hollywood
                        Fiscal Year   Jan 1, 2005
                           Ended       to Apr 26,     Pro
                        Jan 1, 2006       2005       Forma
                        ------------  -----------  ---------
Operating income (loss)   $ (476,379)  $   45,067  $(431,312)
Rental amortization          213,141       59,042    272,183
Rental purchases            (202,085)     (74,147)  (276,232)
Depreciation and
 intangible amortization      92,655       21,108    113,763
Impairment of goodwill       522,950            -    522,950
Impairment of
 intangibles                   4,940            -      4,940
Gain of sales of asset          (494)           -       (494)
Transaction bonus              1,500            -      1,500
Store closure adjustment       7,844            -      7,844
Stock compensation             1,618            -      1,618
Merger fees                        -       21,146     21,146
Extended viewing fee
 adjustment                   18,954          122     19,076
                          ----------   ----------  ---------
Adjusted EBITDA           $  184,644   $   72,338  $ 256,982
                          ==========   ==========  =========



The following table reconciles Adjusted EBITDA and pro forma Adjusted EBITDA to net cash provided by operating activities:

                                       Hollywood
                        Fiscal Year   Jan 1, 2005
                           Ended       to Apr 26,     Pro
                        Jan 1, 2006       2005       Forma
                        ------------  -----------  ---------
Net cash provided by
 (used in)operating
  activities              $  132,135   $  (10,145) $ 121,990
Changes in operating
 assets and liabilities      (63,702)      45,010    (18,692)
Losses for unconsolidated
 entities                        806            -        806
Investment in base stock
 inventory                    20,367        4,561     24,928
Tax benefit of stock
 options exercised                 -      (15,204)   (15,204)
Deferred income taxes         (5,156)      17,700     12,544
Change in deferred rent            -        1,650      1,650
Amortization of debt
 issuance cost                (3,659)        (468)    (4,127)
Store closure adjustment       7,844            -      7,844
Merger fees                        -       21,146     21,146
Transaction bonus              1,500            -      1,500
Interest expense              72,763        8,741     81,504
Income taxes                   2,792         (775)     2,017
Extended viewing fee
 adjustment                   18,954          122     19,076
                          ----------   ----------  ---------
Adjusted EBITDA           $  184,644   $   72,338  $ 256,982
                          ==========   ==========  =========